Exhibit 99.1

FOR IMMEDIATE RELEASE

Tim Hortons Inc.

Announces Reconfirmation of Shareholder Rights Plan

OAKVILLE, ONTARIO, (May 10th, 2012): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced that our Shareholder Rights Plan (“Rights Plan”) has been reconfirmed by shareholders at our Annual and Special Meeting held earlier today.

The initial Rights Plan was adopted and confirmed at a special shareholders’ meeting on September 22nd, 2009. In accordance with its terms, the Rights Plan will remain in effect until September 28, 2018, subject to being reconfirmed by the shareholders every three years. The Rights Plan contains the same terms and conditions as those contained in the original plan. No amendments have been made to the Rights Plan in connection with the reconfirmation.

The objectives of the Rights Plan are to provide the Board with sufficient time to assess and evaluate a take-over bid and to permit the Board to identify and explore other alternatives, if appropriate, designed to maximize shareholder value. A copy of the Rights Plan is available to the public for viewing at www.sedar.com and www.sec.gov under the Company’s profile.

Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, espresso-based hot and cold specialty drinks including lattes, cappuccinos and espresso-flavoured shots, specialty teas, fruit smoothies, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of April 1st, 2012, Tim Hortons had 4,042 systemwide restaurants, including 3,315 in Canada, 721 in the United States and 6 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com